INDEPENDENT AUDITORS' CONSENT




We consent to the incorporation by reference in this Registration Statement of Kennedy Wilson, Inc. on Form S-3 of the report of Deloitte & Touche LLP dated February 26, 1999, appearing in the Annual Report on Form 10-K of Kennedy Wilson, Inc. for the year ended December 31, 1998.

We also consent to the incorporation by reference in this Registration Statement of Kennedy Wilson, Inc. on Form S-3 of the report of Deloitte & Touche LLP dated July 10, 1998, on the financial statements of Heitman Properties Ltd. as of December 31, 1997 and 1996 and for the three year period ended December 31, 1997, appearing in the Report on Form 8-K/A dated September 30, 1998 and to the reference to Deloitte & Touche LLP under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP
August 10, 1999